Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is entered into on September 22, 2021, by and between Cal-Sorrento, Ltd., a California limited partnership (the “Landlord”) and Guardion Health Sciences, Inc., a Delaware corporation (the “Tenant”, and collectively with Landlord, the “Parties”).

RECITALS

A. Landlord and Tenant entered into that certain Industrial Lease dated as of October 24, 2012, as amended by that certain First Modification dated as of December 4, 2012, that certain Second Modification dated as of December 12, 2021, that certain Third Modification dated as of November 7, 2013, that certain Fourth Modification dated as of March 23, 2018, and that certain Fifth Modification dated as of March 5, 2020 (as amended, the “Lease”) for that certain real property consisting of approximately 9,605 rentable square feet, commonly known as 15150 Avenue of Science, Suite 200, San Diego, California 92128 (the “Premises”).

B. The Parties wish to mutually terminate the Lease and release certain claims and/or liabilities pursuant to the terms of this Agreement.

TERMS AND CONDITIONS

In consideration of the covenants, representation, and warranties herein contained, and other good and valuable consideration, the receipt of which is acknowledged, the Parties agree as follows:

1. LEASE TERMINATION

Landlord and Tenant agree that as of October 31, 2021 at 11:59 P.M. Pacific Time (the “Termination Date”), and subject to the agreements, conditions, representations, warranties and indemnities contained in this Agreement, the Lease shall terminate and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Termination Date. Until the Termination Date the Lease shall remain, continue, and be deemed to be, in full force and effect, and Landlord and Tenant shall timely perform each of their respective duties and obligations required thereunder.

2. PAYMENT, SURRENDER OF THE PREMISES, AND RELATED PROVISIONS

2.1 Payment by Tenant to Landlord

As consideration for the early termination of the Lease, on or before the Termination Date (i) Tenant agrees to forfeit to Landlord, the total sum of the security deposit currently held by Landlord, and (ii) Tenant shall pay to Landlord an early termination fee equal to $108,527.00 (collectively, the “Settlement Sum”). The Settlement Sum is intended to be a full settlement between Landlord and Tenant, of Tenant’s monetary and nonmonetary obligations under the Lease, and from and after the Termination Date Tenant shall not be liable for any amounts due or owing under the Lease, including Rent, Base Rent, Additional Rent, or any other monetary obligations under the Lease.

2.2 Surrender

2.2.1 On or before the Termination Date, Tenant shall peaceably and quietly leave the Premises and surrender the Premises to Landlord with all of the improvements, parts and surfaces thereof clean and free of debris, and in the condition required under the Lease, ordinary wear and tear excepted. Tenant shall not remove any demising walls or other improvements made by Tenant during the Term of the Lease. Any personal property of Tenant not removed on or before the Termination Date shall be deemed to have been abandoned by Tenant and may be disposed of or retained by Landlord at Landlord’s discretion. Tenant shall return all keys for the building, common areas and mailbox to Landlord and shall cause to be cancelled any security and/or alarm systems. Subject to the agreements, representations, warranties and indemnities contained in this Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Termination Date and, effective as of the Termination Date, forever releases and discharges Tenant from all obligations to be observed and performed by Tenant under the Lease after the Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Agreement.

2.2.2 The failure by Tenant to timely vacate the Premises pursuant to this Agreement without the express written consent of Landlord shall constitute a material breach of this Agreement and the Lease. In the event Tenant materially breaches its obligations under this Agreement or the Lease prior to vacating the Premises, Tenant shall be liable for the full amount of the Rent and other charges due under the Lease, and all other losses, costs, damages, and expenses incurred by Landlord to the extent resulting from such breach. Provided that Tenant performs all its obligations under this Agreement, Tenant shall not be liable for Rent, Base Rent, Additional Rent, or any other monetary or nonmonetary obligations under the Lease after the Termination Date, and Landlord acknowledges all Tenant’s payment obligations through the Termination Date will have been paid in full, and Tenant shall be liable only for those covenants under the Lease that expressly survive the end of the Term of the Lease and relate to facts and circumstances occurring prior to the Termination Date.

3. RELEASE

Effective upon the Termination Date, Landlord and Tenant hereby release each other and their agents, employees, partners, officers, directors, shareholders, and members, from all obligations under the Lease; provided, however that the foregoing release shall not apply to any obligations of Tenant or Landlord which by the terms of the Lease are to survive the expiration or termination of the Term of the Lease. Subject to the provisions of the preceding sentence, this Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that arose out of or in connection with the Lease, and it constitutes a mutual release with respect to the Lease. Each of the Parties expressly waives the provisions of any law which would otherwise restrict the extent or nature of this release including, but not limited to, California Civil Code Section 1542 which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Tenant’s Initials	Landlord’s Initials

4. GENERAL PROVISIONS

4.1 General. Each Party acknowledges: (i) this Agreement is the resolution of a fully matured set of facts and each Party individually declares and represents it is executing this Agreement in reliance solely on its own judgment, belief, and knowledge of the facts surrounding the transactions described in this Agreement; (ii) this Agreement is made without reliance upon any statement or representation not contained in this Agreement of any other Party, or any representative, agent or attorney of any other Party; (iii) no promise, inducement or agreement not expressed in this Agreement has been made to any Party; and (iv) the recitals, terms and conditions contained in this Agreement are contractual and not mere recitals.

4.2 Authority. Each Party represents and warrants it has not assigned its rights in any of its claims against the other Party to any other person or entity, each Party has full authority to bind the Party for which it signs this Agreement, and this Agreement does not violate any provision of any other agreement or document to which either Party is bound.

4.3 Control. The provisions of this Agreement and the Lease, as amended, constitute the entire agreement between the Parties and supersede all prior negotiations, proposals, agreements and understandings regarding the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall control. If not defined herein, all capitalized terms used in this document shall have the meaning ascribed to them in the Lease unless the context otherwise requires.

4.4 Cooperation. The Parties agree to perform such further acts and to execute and deliver such further documents as may be reasonably necessary or appropriate to carry out the intent or provisions of this Agreement.

4.5 Attorney’s Fees. Should either Party initiate any action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements against the non-prevailing Party, in addition to any other appropriate relief.

4.6 Brokers. Tenant and Landlord each represents and warrants to the other that it has not employed, dealt with or negotiated with any broker, agent or finder in connection with this Agreement and each Party shall indemnify, protect, defend and hold the other Party harmless from and against any and all liability, damage, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a fee or commission by any other broker, agent, finder or party in connection with this Agreement as a result of its actions.

4.7 Time of Essence. Time is of the essence in the performance of the respective obligations of the Parties as set forth in this Agreement.

4.8 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts by the Parties, which counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Each Party acknowledges and agrees to permit the use from time to time of telecopy or other electronic signatures in order to expedite the transaction contemplated by this Agreement.

4.9 Miscellaneous. This Agreement shall be governed by and construed under the laws of the state in which the Premises are located with jurisdiction for any action thereon the state and county in which the Premises are located. All captions in this Agreement are for reference only and shall not be used in the interpretation of this Agreement or any related document. If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Agreement and all such other provisions shall remain in full force and effect. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement or any part thereof to be drafted. Each of the Parties hereto acknowledge that it has been or has had the opportunity to be represented by counsel of its own choice throughout all of the negotiations which preceded the preparation of this Agreement and in connection with the preparation and execution of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto are duly authorized and have signed this Agreement as of the date first written above.

LANDLORD

CAL-SORRENTO, LTD., a California limited partnership

Signature:	/s/ Samuel Higgins
Printed Name:	Samuel Higgins
Title:	Director of Real Estate

TENANT

GUARDION HEALTH SCIENCES, INC., a Delaware corporation

Signature:	/s/ Bret Scholtes
Printed Name:	Bret Scholtes
Title:	President & CEO

-4-